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                                                                    EXHIBIT 99.1

                                  Press Release

           SWISS ARMY BRANDS ACQUIRES ASSETS OF BEAR MGC CUTLERY, INC.

SHELTON, Conn., April 16 -- Swiss Army Brands, Inc. (Nasdaq: SABI) today announced the acquisition of the assets of Bear MGC Cutlery, Inc. of Jacksonville, Alabama. The transaction was valued in excess of $11 million and is comprised of both cash and stock, including a significant component of stock on an earn-out schedule. Swiss Army also acquired certain intellectual property rights to patents that continue to be owned by Bear.

Bear MGC Cutlery, a manufacturer and marketer of multi-tools and knives, recorded revenues of $7.0 million in 1998. The company markets its products to retail customers through its brand Bear MGC and in addition is an original equipment manufacturer for industrial markets. The company, which has approximately 70 employees, will remain in Alabama.

J. Merrick Taggart, president and chief executive officer of Swiss Army Brands, said, "We are deeply pleased by the addition of Bear Cutlery's high quality knives and multi-tools to our product lines, and we welcome the men and women of the company to our ranks. We believe Bear is an innovative and growing player in the multi-tool business. They presently hold several state-of-the-art patents which we are confident will have a dramatic influence on the direction of the multi-tool business in the foreseeable future."

Swiss Army Brands, Inc. is the exclusive United States, Canadian and Caribbean marketer of Victorinox'r' Original Swiss Army'TM' Knives. In addition to its line of Swiss Army'r' Brand Watches, Sunglasses and Writing Instruments the company also markets Victorinox'r' Watches, Swiss Air Force'TM' Watches and cutlery under the R. H. Forschner'r' brand for professional use, and is the worldwide licensee for St. John Timepieces on behalf of St. John Knits.
The company web site is located at http://www.swissarmy.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This release contains, in addition to historical information, forward-looking statements about the terms of the transaction. The forward-looking statements were prepared on the basis of certain assumptions relating to the performance of Bear MGC Cutlery. Even if the assumptions upon which the projections are based prove to be accurate and appropriate, the outcomes of the scheduled earn-out and expectations about the positive impact of the acquisition and the business going forward may differ from the expectations stated herein.